SCHEDULE A

As of April 17, 2012

Columbia Funds Variable Insurance Trust

Columbia Variable Portfolio – Asset Allocation Fund

Columbia Variable Portfolio – Contrarian Core Fund

Columbia Variable Portfolio – Money Market Fund

Columbia Variable Portfolio – Select Large Cap Growth Fund

Columbia Variable Portfolio – Small Cap Value Fund

Columbia Variable Portfolio – Small Company Growth Fund

Columbia Variable Portfolio – Strategic Income Fund

Variable Portfolio – AQR Managed Futures Strategy Fund

Variable Portfolio – Eaton Vance Global Macro Advantage Fund

Variable Portfolio – Oppenheimer Commodity Strategy Fund

SCHEDULE B

Payments under the Agreement to CMISC shall be made in the first two weeks of the month following the month in which a service is rendered or an expense incurred.

Transfer agency fees for each of Class 1, Class 2 and Class 3 shares shall be calculated at the annual rate of 0.06% of the net assets attributable to such class.

In addition, CMISC shall be entitled to retain as additional compensation for its services all CMISC revenues for fees for wire, telephone, and redemption orders, account transcripts due CMISC from shareholders of the Fund and interest (net of bank charges) earned with respect to balances in the accounts referred to in paragraph 2 of the Agreement.

All determinations hereunder shall be in accordance with generally accepted accounting principles and subject to audit by the Funds’ independent accountants.

Except as expressly provided in the Agreement, CMISC shall not be entitled to reimbursement for out-of-pocket expenses. The Funds will promptly reimburse CMISC for any other unscheduled expenses incurred by CMISC whenever the Funds and CMISC mutually agree that such expenses are not otherwise properly borne by CMISC as part of its duties under the Agreement.

IN WITNESS THEREOF, the parties hereto have executed the foregoing Schedule A and Schedule B as of April 17, 2012.

COLUMBIA FUNDS SERIES TRUST I
on behalf of their respective series listed on Schedule A

By:	/s/ J. Kevin Connaughton

Name: J. Kevin Connaughton
Title: President

COLUMBIA MANAGEMENT INVESTMENT SERVICES CORP.

By:	/s/ Steve Welsh

Name: Steve Welsh
Title: President